UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported):
December 19, 2007
RAE Systems Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31783 (Commission File No.)	77-0588488 (I.R.S. Employer Identification No.)
3775 North First Street
San Jose, California 95134
408-952-8200
(Address and telephone number of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On December 20, 2007, RAE Systems Inc. (the “Company”) entered into a Lease Agreement (the “Lease”) with Inland American/Stephens (N First) Ventures, LLC for the Company’s continued occupancy of the Company’s current corporate headquarters at 3775 North First Street, San Jose, California as a tenant. The Lease is on a “Triple Net” basis and has a ten year term with an option to extend for five additional years, for annual base rent of $892,080, subject to annual increases of 3%. The Lease was entered into in connection with the closing of a disposition referenced below under a Purchase and Sale Agreement.
Item 2.01 Completion of Acquisition or Disposition of Assets.
On December 20, 2007, the Company completed the disposition of the Company’s current corporate headquarters at 3775 North First Street, San Jose, CA 95134, its underlying parcel of land and all equipment and improvements not used in the operations of the Company’s business (collectively, the “Property”) to the Inland American/Stephens (N First) Ventures, LLC, a Delaware limited liability company (“Buyer”). At the closing of the sale of the Property, the Buyer paid the Company an aggregate purchase price of $12.7 million in cash.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this current report on Form 8-K is incorporated herein by reference.
Item 5.03 Amendments to Articles of Incorporation or Bylaws.
(a) On December 19, 2007, the Board of Directors of the Company adopted amendments to Sections 4.2, 4.3 and 4.4 of the Company’s Bylaws (the “Bylaws”), effective on December 19, 2007, to permit the issuance of shares of the Company’s capital stock in uncertificated form. The amendments to the Bylaws will permit direct or “book-entry” registration of shares of the Company’s capital stock and thereby facilitate the Company’s eligibility to participate in a direct registration system (DRS).
Sections 4.2, 4.3 and 4.4 of the Bylaws, as amended and restated in their entirety, read as follows:
     4.2 Certificates of Stock. The shares of the corporation may be either certificated shares or uncertificated shares or a combination thereof. A resolution approved by a majority of the directors on the Board of Directors may provide that some or all of any or all classes or series of the shares of the corporation will be uncertificated shares. Every holder of stock of the corporation represented by certificates, and, upon written request to the corporation’s transfer agent or registrar, any holder of uncertificated shares, shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, certifying the number and class of shares owned by him in the corporation. Each such certificate shall be signed by, or in the name of the corporation by, the Chairman or Vice-Chairman, if any, of the Board of Directors, or the President or a Vice President, and the Treasurer or Assistant Treasurer, or the Secretary or an Assistant Secretary of the corporation. Any or all of the signatures on the certificate may be a facsimile.
     Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, the By-laws, applicable securities laws or any agreement among any number of shareholders or among such holders and the corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.
     4.3 Transfers. Except as otherwise established by rules and regulations adopted by the Board of Directors, and subject to applicable law, shares of stock may be transferred on the books of the corporation: (i) in the case of shares represented by a certificate, by the surrender to the corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or authenticity of signature as the corporation or its transfer agent may reasonably require; and (ii) in the case of uncertificated shares, upon the receipt of proper transfer instructions from the registered owner thereof. Except as may be otherwise required by law, by the Certificate of Incorporation or by the By-laws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the corporation in accordance with the requirements of these By-laws.
     4.4 Lost, Stolen or Destroyed Certificates. The corporation may issue a new certificate of stock in place of any previously saved certificate alleged to have been lost, stolen, or destroyed, or it may issue uncertificated shares if the shares represented by such certificate have been designated as uncertificated shares in a resolution adopted pursuant to Section 4.2, upon such terms and conditions as the Board of Directors may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity as the Board of Directors may require for the protection of the corporation or any transfer agent or registrar.
The Amended and Restated Bylaws of the Company are attached hereto as Exhibit 3.1.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits. The following exhibit is filed herewith:

Exhibit No.	Description
3.1	Amended and Restated Bylaws

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 20, 2007

RAE SYSTEMS INC.

By:	/s/ Randall Gausman

Name:	Randall Gausman
Title:	Vice President and
Chief Financial Officer